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PROSPECTUS SUPPLEMENT
(To Prospectus dated March 15, 2002)

Boeing Capital Corporation

$1,000,000,000 InterNotes®

        We may offer to sell our Boeing Capital Corporation InterNotes® from time to time. The specific terms of our InterNotes® will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

        We may offer the notes through agents who may purchase the notes as principal and receive a discount. The amount we expect to receive if all of the notes are sold through the agents is from $998,000,000 to $970,000,000, after paying agents discounts of between $2,000,000 and $30,000,000. We also may offer the notes directly. We have not set a date for termination of our offering.

        The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise specified in any pricing supplements, we do not intend to list notes on any stock exchange.

        Investing in the notes involves certain risks including those described in the "Risk Factors" section beginning on page S-5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC

Agents

A. G. Edwards & Sons, Inc. Edward D. Jones & Co., L.P. Morgan Stanley Salomon Smith Barney UBS PaineWebber	Charles Schwab & Co., Inc. Merrill Lynch & Co. Quick & Reilly Inc. U.S. Bancorp Piper Jaffray Wachovia Securities

Prospectus Supplement dated March 15, 2002.

InterNotes® is a registered servicemark of Incapital Holdings LLC

TABLE OF CONTENTS

Prospectus Supplement

SUMMARY	S-3
ABOUT THIS PROSPECTUS SUPPLEMENT	S-5
RISK FACTORS	S-5
DESCRIPTION OF OUR BUSINESS AND OUR COMPANY	S-7
GENERAL INFORMATION ABOUT BOEING CAPITAL	S-8
DESCRIPTION OF NOTES	S-8
REGISTRATION AND SETTLEMENT	S-13
U.S. FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS	S-16
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-20
PLAN OF DISTRIBUTION	S-21
LEGAL OPINIONS REGARDING THE VALIDITY OF THE NOTES	S-22
EXPERTS	S-22

Prospectus

Where You Can Find More Information About Us	2
Cautionary Note About Forward-Looking Statements	2
Description of Our Business and Our Company	3
General Information About Boeing Capital	4
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
The Debt Securities	4
How We Plan to Distribute the Debt Securities	17
Legal Opinions Regarding the Validity of the Debt Securities	18
Experts	18

SUMMARY

        This section summarizes the legal and financial terms of the notes that are described in more detail in "Description of Notes" beginning on page S-8. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. That pricing supplement may vary from and supersede the terms contained in this summary. In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and in the pricing supplement.

Issuer	Boeing Capital Corporation, 500 Naches Avenue, SW, Third Floor, Renton, Washington 98055; phone: (425) 393-0153
Purchasing Agent	Incapital LLC
Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC
Agents
A.G. Edwards & Sons, Inc.
Charles Schwab & Co., Inc.
Edward D. Jones & Co., L.P.
First Union Securities, Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. Incorporated
Quick & Reilly Inc. A Fleet Boston Financial Co.
Salomon Smith Barney Inc.
U.S. Bancorp Piper Jaffray Inc.
UBS PaineWebber Inc.
Title of Notes	Boeing Capital Corporation InterNotes®
Amount
We may issue up to $1,000,000,000 of notes in connection with this prospectus supplement. There are no limitations on our ability to issue additional indebtedness in the form of InterNotes® or otherwise.
Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 (unless otherwise stated in the pricing supplement).
Status	The notes will be our direct unsecured unsubordinated obligations and will rank equally with our other unsecured unsubordinated indebtedness.
Maturities	Each note will mature nine months or more from its date of original issuance.
Interest	Each note will bear interest from its date of original issuance at a fixed rate per year.

Interest on each note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to maturity.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
Principal	The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent or at any other place we may designate.
Redemption and Repayment
Unless otherwise stated in the applicable pricing supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the maturity date. The notes will be unsecured and not subject to any sinking fund.
Survivor's Option
Specific notes may contain a provision permitting the optional redemption of those notes prior to maturity, if requested, following the death of the beneficial owner of the notes, so long as the notes were acquired by the beneficial owner at least six months prior to the request. Your notes may not be redeemed unless that right is specified in the pricing supplement for your notes. The right to exercise the Survivor's Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by holders of notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. Additional details relating to this right are described in the section entitled "Survivor's Option" on page S-11.
Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry form only and will clear through The Depository Trust Company. We do not intend to issue notes in certificated form.
Trustee	The trustee for the notes is Bankers Trust Company, Four Albany Street, New York, New York 10006, under an indenture, dated as of August 31, 2000.
Selling Group
The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us dated as of March 15, 2002. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

ABOUT THIS PROSPECTUS SUPPLEMENT

                This document is a prospectus supplement and supplements a prospectus which is part of a registration statement that we have filed with the SEC. This prospectus supplement provides you with a general description of the notes we may offer in connection with the Boeing Capital Corporation InterNotes®program. We may from time to time sell these InterNotes® in various offerings up to a total dollar amount of $1,000,000,000. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus supplement to "notes" are to the Boeing Capital Corporation InterNotes®.

                The specific terms and conditions of notes being offered will be contained in a pricing supplement. A copy of that pricing supplement will be provided to you along with a copy of this prospectus supplement and the accompanying prospectus. That pricing supplement also may add, update or change information in this prospectus supplement and the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus and the pricing supplement, you should rely on the information in the pricing supplement. You should read this prospectus supplement and the accompanying prospectus and the pricing supplement together with the additional information that is incorporated by reference in this prospectus supplement and the accompanying prospectus. That additional information is described under the heading "Where You Can Find More Information About Us" beginning on page 2 of the accompanying prospectus.

                You should rely only on the information provided in this prospectus supplement, the accompanying prospectus and the pricing supplement, including the information incorporated by reference. Neither we, nor any dealers or agents, have authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any pricing supplement is accurate at any date other than the date indicated on the cover page of those documents.

                Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to "we", "us", "our", or similar references mean Boeing Capital Corporation.

RISK FACTORS

                Your investment in the notes will involve certain risks. This prospectus supplement and the accompanying prospectus does not describe all of those risks.

                In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes will not be an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should not purchase notes unless you understand, and know that you can bear, these investment risks.

                Terrorist Attack Effects

                On September 11, 2001, the United States was the target of severe terrorist attacks that involved the use of hijacked commercial aircraft. These attacks have had a material adverse impact on the airline industry. The financial health of the airline industry is of particular importance to us because more than

70% of our portfolio was comprised of lease and loan financings of commercial aircraft as of December 31, 2001. While the effects of the September 11, 2001 terrorist attacks have not yet had, and we believe they are not likely to have, a material adverse impact on our earnings, cash flows or financial position, no assurance can be given that such impact will not become material if the economy and the airlines do not recover as we currently expect, resulting in significant defaults, repossessions or restructurings at a time when aircraft values or lease rates are significantly lower than currently estimated by us. In addition, if the economy and the airlines fail to recover as we expect, we may find it more difficult to sell or re-lease previously leased aircraft or aircraft that come off lease or are returned prior to lease termination and we may be required to hold such aircraft for an extended time.

                Liquidity Risks

                We have significant liquidity requirements. We attempt to fund our business such that scheduled receipts from our portfolio will cover our expenses and debt payments as they become due. We believe that, absent a severe or prolonged economic downturn which results in defaults materially in excess of those provided for, receipts from the portfolio will cover the payment of expenses and debt payments as they become due. If cash provided by operations, issuances of commercial paper, borrowings under bank credit lines and term borrowings do not provide the necessary liquidity, we would be required to restrict our new business volume, unless we obtain access to other sources of capital at rates that would allow for a reasonable return on new business.

                Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness, including the notes, depends on the future performance of our investment portfolio. The performance of such portfolio, in turn, is subject to economic, financial, competitive and other factors that are beyond our control. While we believe that future cash flows from the portfolio, together with available borrowings under our revolving credit line will be adequate to meet our anticipated requirements for working capital, interest payments and scheduled principal payments, we cannot assure you that we will be able to generate sufficient cash flows in the future to service our debt obligations. If we are unable to do so, we may be required to refinance all or a portion of our existing debt, including the notes, sell assets or obtain additional financing. We cannot assure you that any such refinancing will be possible or that any such sale of assets or additional financing could be achieved.

                Credit Ratings

                Any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on the market value of the notes.

                Redemption—We may choose to redeem notes when prevailing interest rates are relatively low.

                If your notes will be redeemable at our option, we may choose to redeem your notes from time to time. Prevailing interest rates at the time we redeem your notes would likely be lower than the rate borne by the notes as of their original issue date. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the redemption date approaches.

                Uncertain Trading Markets—We cannot assure that a trading market for your notes will ever develop or be maintained

                In making your evaluation of the notes, you should assume that you will be holding the notes until their maturity. We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. Those factors include, without limitation:

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  the method of calculating the principal and interest for the notes;

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  the time remaining to the maturity of the notes;

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  the outstanding amount of the notes;

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  the redemption or repayment features of the notes; and

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  the level, direction and volatility of interest rates generally.

                There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

DESCRIPTION OF OUR BUSINESS AND OUR COMPANY

                We are a commercial finance company. Our primary businesses are aircraft financial services and commercial financial services. Accordingly, our business is broken into two main groups: the aircraft financial services group and the commercial financial services group. The aircraft financial services group operates primarily out of our headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98055 and the commercial financial services group operates primarily out of our office located at 3780 Kilroy Airport Way, Suite 750, Long Beach, California 90806, and their respective telephone numbers are (425) 393-0153 and (562) 997-3419.

The Aircraft Financial Services Group

                Through our aircraft financial services group, we finance commercial aircraft typically by purchasing aircraft subject to lease to airlines and by providing secured financing for aircraft purchases. As of December 31, 2001 and December 31, 2000, the net book value of our commercial aircraft portfolio was $6,101.6 million and $3,319.8 million, respectively. As of such dates, these numbers represent 71% and 64% respectively, of our total portfolio. The significant increase in the net book value of our commercial aircraft portfolio is due to both a substantial increase in new business volume in the aircraft financial services group and to the acquisition of a portfolio of leases, the related aircraft equipment and loans secured by aircraft and related assets from our parent, The Boeing Company.

The Commercial Financial Services Group

                Through our commercial financial services group, we provide tax-oriented lease financing and debt financing. The group specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, vessels and other types of equipment which we believe will maintain strong collateral and residual values. The group is based in Long Beach, but maintains marketing offices in Chicago, Illinois, Atlanta, Georgia, Austin, Texas, Detroit, Michigan and New York, New York. The group obtains business primarily through the direct solicitation of customers and brokers/syndicators by its marketing personnel.

                As of December 31, 2001 and December 31, 2000, the net book value of our commercial finance portfolio was $2,435.0 million and $1,870.1 million, respectively. As of such dates, these numbers represent 28% and 36%, respectively, of our total portfolio.

GENERAL INFORMATION ABOUT BOEING CAPITAL

                We were incorporated in Delaware in 1968 and are an indirect wholly-owned subsidiary of The Boeing Company. The Boeing Company is not the issuer of the notes and is not a guarantor of the notes.

DESCRIPTION OF NOTES

                The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the Debt Securities set forth under the heading "The Debt Securities" in the accompanying prospectus. Unless otherwise specified in an applicable pricing supplement, the notes will have the terms described below. Capitalized terms not defined below have the meanings given to them in the accompanying prospectus and in the indenture relating to the notes.

                Our notes being offered by this prospectus supplement and the accompanying prospectus and any pricing supplement will be issued under an indenture dated as of August 31, 2000 (the "indenture") between us and Bankers Trust Company, as trustee (the "trustee"), which is more fully described in the accompanying prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms. The notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $1,000,000,000. We may increase the foregoing limit, however, by appropriate corporate action if in the future we wish to sell additional notes.

                Notes issued in accordance with this prospectus supplement, the accompanying prospectus and an applicable pricing supplement will have the following general characteristics:

  •
  the notes will be our direct unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness;

  •
  the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least nine months or more from its date of original issuance;

  •
  each note will bear interest from its issue date at a fixed rate per year;

  •
  the notes will not be subject to any sinking fund; and

  •
  the minimum denomination of the notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the pricing supplement).

                In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

  •
  the price, which may be expressed as a percentage of the aggregate principal amount of the note, at which the note will be issued to the public;

  •
  the date on which the note will be issued to the public;

  •
  the maturity date of the note;

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  the rate per year at which the note will bear interest;

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  the interest payment frequency;

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  the purchase price, Purchasing Agent's discount and net proceeds to us;

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  whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment or repurchase upon the death of the purchaser as described under "Survivor's Option" on page S-11;

  •
  if the note may be redeemed at our option or repaid at the option of the holder prior to its maturity date, and the provisions relating to any such redemption or repayment;

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  any special United States Federal income tax consequences of the purchase, ownership and disposition of the note; and

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  any other significant terms of the note not inconsistent with the provisions of the indenture.

                We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Payment of Principal and Interest

                Principal of and interest on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as "DTC") and its participants as described under "Registration and Settlement" on page S-13. Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor's Option is payable to the person to whom principal is payable.

                We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the notes in respect of which such payments are made.

Interest and Interest Rates

                Each note will accrue interest from its issue date until its stated maturity or earlier redemption. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date or interest payment date for any note is not a business day, principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date or stated interest payment date.

Payment of Interest

                Interest on the notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

                The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date will be the final interest payment date.

                Interest on a note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date.

                "Business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Redemption and Repayment

                Unless we otherwise provide in the applicable pricing supplement, the notes will not be redeemable or repayable prior to the maturity date.

                If the pricing supplement states that the note will be redeemable at our option prior to its maturity date, then on such date or dates specified in the pricing supplement, we may redeem any of those notes either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice to the holder of the note.

                If the pricing supplement states that your note will be repayable at your option prior to its maturity date, we will require receipt of notice of the request for prepayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled "Option to Elect Repayment". Exercise of the repayment option by the holder of a note is irrevocable.

                Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See "Registration and Settlement" on page S-13.

                To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

                The actual redemption or repayment normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued interest to the date or dates of redemption or repayment.

                We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder, or a holder's duly authorized representative pursuant to the Survivor's Option described in the next paragraph, at the price set forth in the second succeeding paragraph. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

Survivor's Option

                The "Survivor's Option" is a provision in a note pursuant to which we agree to repay or repurchase that note, if requested, following the death of the beneficial owner of the note, so long as the note was acquired by the beneficial owner at least six months prior to the request. The pricing supplement relating to the notes of each series will state whether the Survivor's Option applies to such notes.

                If the Survivor's Option is applicable to a note, upon the valid exercise of the Survivor's Option and the proper tender of the note for repayment or repurchase, we will, at our option, either repay or repurchase that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's beneficial interest in the note plus accrued interest to the date of repayment or repurchase.

                To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner). A beneficial owner of the note is a person who has the right, immediately prior to such person's death, to receive the proceeds from the disposition of the note, as well as the right to receive payment of the principal of the note.

                The death of a person holding a beneficial interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of the note, and the entire principal amount of the note so held will be subject to repayment or repurchase. However, the death of a person holding a beneficial interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

                The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership (described above) of a note will be deemed the death of the beneficial owner of the note for purposes of this provision, regardless of the registered holder of the note, if the beneficial interest can be established to the satisfaction of the trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in the note during his or her lifetime.

                We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted from all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of acceptances of exercise of the Survivor's Option in such calendar year for any individual deceased beneficial owner. In addition, we will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.

                An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order all such elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment or repurchase pursuant to exercise of the Survivor's Option normally will be repaid or repurchased on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor's Option is May 1, 2002, and interest on that note is paid monthly, we would normally, at our option, repay or repurchase that note on the interest payment date occurring on June 15, 2002, because the May 15, 2002 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered pursuant to a valid exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at its last known address as indicated in the note register, that states the reason the note has not been accepted for payment.

                Since the notes are represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment or repurchase pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

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  a written instruction to such broker or other entity to notify DTC of the authorized person's desire to obtain repayment pursuant to exercise of the Survivor's Option;

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  appropriate evidence satisfactory to the trustee (a) that the deceased was the beneficial owner of the note at the time of death and the interest in the note was acquired by the deceased beneficial owner at least six months prior to the request for repayment or repurchase, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the deceased beneficial owner;

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  if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased's beneficial ownership in such note;

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  a written request for repayment or repurchase signed by the representative of the deceased beneficial owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

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  if applicable, a properly executed assignment or endorsement;

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  tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the notes and the claimant's entitlement to payment; and

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  any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment or repurchase of the notes.

                In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

                We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

                The broker or other entity will be responsible for disbursing payments received from the trustee to the representative. See "Registration and Settlement" on page S-13.

                Forms for the exercise of the Survivor's Option may be obtained from Bankers Trust Company, Four Albany Street, New York, New York 10006, Attention: Corporate Trust and Agency Group.

                If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

                All of the notes we offer will be issued in book-entry form only. This means that we will not issue certificates for notes. Instead, we will issue global notes in registered form (each, a "Global Note"). Each Global Note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that Global Note.

                Beneficial interests in a Global Note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

                So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

                Each Global Note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Note representing the notes.

                The following is based on information furnished by DTC:

                DTC will act as securities depository for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered Global Note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of the notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

                DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC.

                DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

                Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note will in turn be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

                To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

                Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the Registrar and request that copies of the notices be provided directly to them. Neither DTC nor Cede & Co. (nor any such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

                We will pay principal and any premium or interest payments on the notes in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name". These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

                We will send any redemption notices to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

                DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes.

                The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

                If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the Registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Bankers Trust Company to act in those capacities for the notes. The Registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

                We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

                We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

U.S. FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS

                The following general summary describes the principal United States Federal income and estate tax consequences of the ownership and disposition of the notes. This summary provides general information only and is directed solely to original holders who are U.S. Holders that hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary does not purport to discuss the United States Federal income tax consequences that may be applicable to particular categories of investors that may be subject to special rules, such as financial institutions, insurance companies, tax-exempt entities, persons liable for alternative minimum tax, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction, or as a position in a "straddle" for tax purposes, U.S. persons whose functional currency is not the United States dollar, persons who have ceased to be United States citizens or to be taxed as resident aliens or persons that are not U.S. Holders. In addition, the tax consequences of holding a particular note will depend, in part, on the particular terms of such note as described in the applicable pricing supplement.

                Holders of notes are advised to consult their own tax advisors with regard to the application of the United States Federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

                This summary is based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus supplement. The authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, so as to result in United States Federal income tax consequences different from those discussed below.

                For purposes of the following discussion, the term "U.S. Holder" means a beneficial owner of a note that is:

  (1)
  for United States Federal income tax purposes a citizen or resident of the United States;

  (2)
  a corporation or partnership (or other entity properly classified as a corporation or partnership for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (including the District of Columbia);

  (3)
  an estate the income of which is subject to United States Federal income taxation regardless of its source;

  (4)
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

  (5)
  any other holder whose income with respect to a note is effectively connected with such holder's conduct of a United States trade or business.

                Payment of Interest

                Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. Holder's regular method of accounting for tax purposes.

                A note will be treated as issued with original issue discount if the excess of its "stated redemption price at maturity" over its issue price equals or exceeds a de minimis amount equal to 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date. It is expected that some notes will be issued with de minimis original issue discount. Generally, the issue price of a note should be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly takes into account the length of the interval between stated interest payments) and is expected to equal the principal amount of the related note. Any amount not treated as original issue discount because it is de minimis original issue discount must be included in income (generally as gain from the sale of such note) as principal payments are received on the related note in the proportion that each such payment bears to the original principal amount of such note. If the notes were treated as issued with original issue discount in excess of the de minimis amount, a U.S. Holder would be required to include original issue discount in income before the receipt of cash attributable to such income using the constant-yield method. The amount of original issue discount includible in income is the sum of the daily portions of original issue discount with respect to the related note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such note. The amount of original issue discount includible in income by a U.S. Holder would be computed by allocating to each day during a taxable year a pro rata portion of the original issue discount that accrued during the relevant accrual period. Such original issue discount would generally equal the product of the yield to maturity of the related note (adjusted for the length of the related accrual period) and its adjusted issue price at the beginning of the accrual period, reduced by any payments of "qualified stated interest". Accrual periods with respect to a note may be any set of periods (which may be of varying lengths) selected by the U.S. Holder as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. The adjusted issue price of a note will be the sum of its issue price plus prior accruals of original issue discount, reduced by the total payments made with respect to such note in all prior periods, other than "qualified stated interest payments". Qualified stated interest payments are interest payments on the notes that are unconditionally payable at least annually at a single fixed rate applied to the outstanding principal amount of the obligation.

                Bond Premium

                If a U.S. Holder purchases a note for an amount that is greater than the principal amount of the note, such holder will be considered to have purchased such note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect (in accordance with applicable Code provisions) to amortize such premium over the remaining term of the note (where such note is not redeemable prior to its maturity date), based on the U.S. Holder's yield to maturity with respect to the note.

                A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. Holder's income with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder's prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

                If such note may be redeemed by us prior to maturity after the U.S. Holder has acquired it, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium, attributable to the period through the earlier redemption date with reference to the amount payable on the earlier redemption date. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note as described under "Sale, Exchange or Redemption of the Notes" below.

                An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service. Generally, a holder may make an election to include in gross income its entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by such holder) in accordance with a constant yield method based on the compounding of interest. If a holder makes such an election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service.

                Short-Term Notes

                Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deduction otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

                Sale, Exchange or Redemption of the Notes

                Upon the sale, exchange or redemption of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing interest not previously included in income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be the U.S. dollar cost of the note to such U.S. Holder, increased by any original issue discount included in income and reduced by any principal payments received by the U.S. Holder and any amortizable bond premium used to offset interest.

                In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitation).

                If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder's adjusted basis, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

                Backup Withholding and Information Reporting

                Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. We, our agent, a broker, the relevant trustee or any paying agent, as the case may be, will be required to withhold tax at the applicable backup withholding rate from any payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against such holder's United States Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

                A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the notes should consider this section carefully.

                A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as "ERISA"), should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

                In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an "ERISA plan"), on the one hand, and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction.

                By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring securities on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. If an ERISA plan engages in a prohibited transaction, the transaction may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

                If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

PLAN OF DISTRIBUTION

                Under the terms of a Selling Agent Agreement dated as of March 15, 2002, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to that agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the notes at a discount ranging from .2% to 3% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. It is anticipated that in these circumstances the other agents and dealers will be compensated based on a percentage of assets under management. We will disclose any particular arrangements in the applicable pricing supplement.

                Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

                We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

                Each agent, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933. We also have agreed to reimburse the agents for certain expenses.

                No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See "Registration and Settlement" on page S-13.

                In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with an offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

                The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL OPINIONS REGARDING THE VALIDITY OF THE NOTES

                The validity of the notes will be passed upon for us by H. David Heumann, our Assistant General Counsel, and for the agents by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

                The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

BOEING CAPITAL CORPORATION

$5,000,000,000
DEBT SECURITIES

        This prospectus describes debt securities which Boeing Capital Corporation may issue and sell at various times. The section of this prospectus entitled "The Debt Securities" provides general information about the debt securities. A prospectus supplement to this prospectus will provide the specific terms of the debt securities.

        The total principal amount of the debt securities issued under this prospectus will not exceed $5,000,000,000. We may distribute the debt securities through underwriters, dealers or agents, or we may sell the debt securities directly to investors. More detailed information is provided under the heading "How We Plan to Distribute the Debt Securities."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2002

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly we file reports and other information with the SEC. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find our SEC filings at the SEC's Internet website at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to our SEC filings. Information incorporated by reference is considered to be part of this Prospectus and information that we file with the SEC after the date of this Prospectus will automatically update and supersede the information in this Prospectus. We incorporate by reference in this Prospectus the information that we have filed with the SEC on the following forms:

  •
  our annual report on Form 10-K for the year ended December 31, 2001; and

  •
  all future information filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

        You may receive a copy of any of these filings, at no cost, by writing or calling Boeing Capital Corporation, 3780 Kilroy Airport Way, Suite 750, Long Beach, California 90806, Attention: Treasury Department, telephone: (562) 997-3419.

        We have filed a registration statement with the SEC to register the debt securities under the Securities Act of 1933. This Prospectus is part of that registration statement, but omits certain information contained in the registration statement as permitted by the SEC rules. You may obtain copies of the registration statement by writing to the address or calling the telephone number in the paragraph above.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Certain statements in or incorporated by reference in this Prospectus and in the Prospectus Supplement are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts of future events and the future performance of Boeing Capital and do not relate directly to historical or current events or the historical or current performance of Boeing Capital. Most of these statements contain words that identify them as forward-looking, such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," or other words that relate to future events, as opposed to past or current events.

        You should understand as you read this Prospectus that any forward-looking statement in this Prospectus or in the Prospectus Supplement may turn out to be wrong. A forward-looking statement may turn out to be wrong because our assumptions or predictions were in error, or because unknown risks arose after the date of this Prospectus. For example, among other things, any of the following could render a forward-looking statement inaccurate or wrong:

  •
  changes in general economic and business conditions affecting the commercial finance industry;

  •
  our ability to compete with other commercial finance companies;

  •
  the level of demand for financing; and

  •
  changes in our business strategies (or in our parent company's strategies).

        Please realize that an inaccurate or incorrect forward-looking statement may mean that the future performance of Boeing Capital will vary materially from the future performance predicted in this Prospectus and from the historical and current performance of Boeing Capital.

DESCRIPTION OF OUR BUSINESS AND OUR COMPANY

        We are a commercial finance company. Our primary businesses are commercial aircraft financial services and commercial financial services. Accordingly, our business is broken into two main groups: the aircraft financial services group and the commercial financial services group. The aircraft financial services group operates primarily out of Boeing Capital's headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98055 and the commercial financial services group operates primarily out of Boeing Capital's office located at 3780 Kilroy Airport Way, Suite 750, Long Beach, California 90806, and their respective telephone numbers are (425) 393-0153 and (562) 997-3351. Unless the context otherwise indicates, the terms "we", "us", or "Boeing Capital" mean Boeing Capital Corporation and its wholly-owned subsidiaries.

The Aircraft Financial Services Group

        Through our aircraft financial services group, we finance commercial aircraft by purchasing aircraft subject to lease to airlines and by providing secured financing for aircraft purchases. As of December 31, 2001 and December 31, 2000, the net book value of Boeing Capital's commercial aircraft portfolio was $6,101.6 million and $3,319.8 million, respectively. As of such dates, these numbers represented 71% and 64% respectively, of Boeing Capital's total portfolio. The significant increase in the net book value of Boeing Capital's commercial aircraft portfolio is due to both a substantial increase in new business volume in the aircraft financial services group and to the acquisition of a portfolio of leases, the related aircraft equipment and loans secured by aircraft and related assets from its parent, The Boeing Company.

The Commercial Financial Services Group

        Through our commercial financial services group, we provide tax-oriented lease financing and debt financing. The group specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, vessels and other types of equipment which it believes will maintain strong collateral and residual values. The group is based in Long Beach, but maintains marketing offices in Chicago, Illinois, Atlanta, Georgia, Austin, Texas, Detroit, Michigan and New York, New York. The group obtains business primarily through the direct solicitation of customers and brokers/syndicators by its marketing personnel.

        As of December 31, 2001 and December 31, 2000, the net book value of Boeing Capital's commercial finance portfolio was $2,435.0 million and $1,870.1 million, respectively. As of such dates, these numbers represented 28% and 36%, respectively, of Boeing Capital's total portfolio.

GENERAL INFORMATION ABOUT BOEING CAPITAL

        Boeing Capital was incorporated in Delaware in 1968 and is an indirect wholly-owned subsidiary of The Boeing Company.

USE OF PROCEEDS

        Unless otherwise specified in the applicable Prospectus Supplement, we will use the net proceeds from the sale of the debt securities:

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  to fund the acquisition of businesses and parts of businesses;

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  to purchase equipment for leases and to make loans; and

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  for other corporate purposes such as reducing indebtedness, including indebtedness we may owe to The Boeing Company or other affiliates.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of our earnings to fixed charges for the periods indicated:

	Year ending December 31,
(Dollars in millions)
	2001	2000	1999	1998	1997
Ratio of income before provisions for income taxes and fixed charges to fixed charges	1.73	1.72	1.93	1.79	1.67

        For the purpose of computing the ratio of income from continuing operations to fixed charges, income consists of income before provision for income taxes and fixed charges; and fixed charges consist of interest expense and preferred stock dividends grossed up to a pre-tax basis.

THE DEBT SECURITIES

        We may offer and sell from time to time two types of debt securities. We have designated the first type as Senior Securities and the second type as Subordinated Securities. In this section, the terms "we", "us", or "Boeing Capital" mean Boeing Capital Corporation.

        The Senior Securities are to be issued under an indenture dated as of August 31, 2000 (the "Senior Indenture"), between Boeing Capital and Bankers Trust Company, as trustee ("Bankers Trust"). The Subordinated Securities are to be issued pursuant to an indenture dated as of August 31, 2000 (the "Subordinated Indenture"), between Boeing Capital and Bankers Trust, as trustee. The Senior Securities and Subordinated Securities are referred to herein as the "debt securities". The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures" and Bankers Trust is herein referred to as the "Trustee".

        The following description of the debt securities summarizes certain of the material provisions of the Indentures and the debt securities. This summary is not intended to be a full restatement of all of the terms of the debt securities. We urge you to read the Indentures because they, and not this description, will define your rights as a holder of the debt securities. We have filed the Indentures as exhibits to the Registration Statement of which this Prospectus is a part.

        The following description relates generally to every series of debt securities. The particular terms of any series of debt securities will be set forth in the Prospectus Supplement that relates to such series. If any information in the Prospectus Supplement differs from the general terms described below, you should rely on the information in the Prospectus Supplement with respect to the particular debt securities being offered.

        As of the date hereof, we had issued $5,890.0 million of our Senior Securities pursuant to the Senior Indenture and none of our Subordinated Securities pursuant to the Subordinated Indenture. As of December 31, 2001, there was $7,284.7 million in Senior Indebtedness outstanding and $24.1 million in Subordinated Indebtedness outstanding.

General

        The debt securities will be unsecured general obligations of Boeing Capital. The Senior Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities will be subordinated to all of our existing and future senior indebtedness as described below under "Subordination".

        The Indentures do not limit the aggregate principal amounts of debt securities that may be issued thereunder. The Indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The Indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

        You should refer to the Prospectus Supplement applicable to the debt securities for which this Prospectus is being delivered with respect to the following terms:

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  the title of the debt securities being offered and whether they are Senior Securities or Subordinated Securities;

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  the aggregate principal amount and the denominations in which the debt securities are being offered;

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  the price or prices at which the debt securities are being offered or the method of determining those prices;

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  the date or dates on which the principal of the debt securities is scheduled to become due; the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the formula by which the interest will be calculated; the date or dates from which such interest will accrue, and the method by which such interest will be paid;

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  the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

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  any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

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  any provisions for the establishment of a sinking, purchase or other similar fund, if any; whether the debt securities are to be issued as fully registered securities, bearer securities or both, and with or without coupons, or both;

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  whether the debt securities will be issued in whole or in part in the form of a global certificate;

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  any provisions for the payment of specified taxes, assessments or other governmental charges to non-United States persons or option to redeem the affected debt securities in lieu of making such payments;

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  any additional covenants applicable to the debt securities; the currency or currency unit of payment of principal of and premium, if any, and interest on such debt securities, and any index used to determine the amount of principal of and premium, if any, and interest on such debt securities;

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  any events of default other than those described in the Indentures; and

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  any other terms of such debt securities.

Form, Exchange, Registration and Transfer

        The debt securities of a series may be issued in fully registered form, as bearer securities with or without coupons attached or both. The debt securities of a series may be issuable in permanent global form. If the debt securities are issuable as both registered and bearer securities, the holder can opt to exchange the bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) for registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Unless the Prospectus Supplement for such series provides otherwise, bearer securities that are to be exchanged between a record date and a date on which the next interest payment is due will be surrendered without the coupon relating to such interest payment and such interest payment will be made to the holder of the coupon when due. We will not issue bearer securities in exchange for registered securities.

        The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose in the Borough of Manhattan, The City of New York. The debt securities may also be submitted to transfer agents designated by us in the applicable Prospectus Supplement. The transfer or exchange will be effected when the Trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series, and in the case of bearer securities, in each place of payment for such series located outside the United States. Additional transfer agents may be designated in the Prospectus Supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

        If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to do the following:

        1.    register the transfer of or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on (a) the day of mailing of the notice of redemption, if the debt securities of such are issuable only as registered securities, (b) the first day of publication of the notice of redemption, if the debt securities of such series securities are issuable only as bearer securities, or (c) the day of mailing of the notice of redemption if the debt securities of such series are issuable as both registered securities and bearer securities and no publication of the notice has been made;

        2.    register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed;

        3.    exchange any bearer securities called for redemption, except in exchange for registered securities of that series of like tenor and principal amount that will be immediately surrendered for redemption.

Payment

        We will make payments of principal of and premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by Trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise set forth in the applicable Prospectus Supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the Trustee at the close of business on the date established for making such determination.

        Unless otherwise indicated in the applicable Prospectus Supplement, we will make payments of principal of and premium, if any, and interest, if any, on bearer securities, subject to any applicable law and regulations, at the offices of paying agents designated by us located outside the United States, or by check or wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, we will only make payments of interest on bearer securities against surrender of the coupon relating to such interest installment.

        We have designated the Trustee as our sole paying agent for debt securities issuable solely as registered securities. We have designated, in the case of (a) registered securities, the Trustee as paying agent in the Borough of Manhattan, The City of New York and, (b) bearer securities, a paying agent in each place outside of the United States where such debt securities or their associated coupons may be surrendered for payment, provided; however, that if such debt securities are listed on a stock exchange located outside the United States and if required by the rules of such stock exchange, we have agreed to maintain a paying agent in such cities outside the United States as required.

        Additional paying agents may be designated in the Prospectus Supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

        Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Global Securities

        We may issue the debt securities in global form. The global securities may be issued in registered or bearer form and may be temporary or permanent. The global securities will be deposited with, or on behalf of, the depository identified in the applicable Prospectus Supplement. The Prospectus

Supplement will also describe the circumstances, if any, under which beneficial owners may be able to exchange their interest in a global security for definitive securities of the same series. You are advised to refer to the Prospectus Supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

Certain Covenants

Definitions.

        The following defined terms will be used in this description of the covenants:

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

        "Consolidated Assets" means the amount of all assets which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses and other valuation reserves), but not including goodwill, unamortized debt discount and expenses, corporate organization expenses, patents and trademarks.

        "Consolidated Liabilities" means the amount of all liabilities which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet, including, without limitation, the par value or involuntary liquidation value, whichever is greater, of minority interests, if any, in preference stock of all subsidiaries, but not including the following: redeemable preferred or preference stock, minority interests, if any, in common stock of subsidiaries, valuation reserves (including unearned finance charges and allowances for credit losses deducted from assets), our Capital Stock and surplus and surplus reserves, deferred taxes, deferred investment tax credits and any of our Subordinated Indebtedness.

        "Debt" means, with respect to any person, all obligations for borrowed money of such person which in accordance with accounting principles generally accepted in the United States of America shall be classified upon a balance sheet of such person as liabilities of such persons, including (a) direct debt and other similar monetary obligations of such person, (b) obligations secured by any lien upon property owned by such person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to property acquired by such person; provided, however, that debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific property the acquisition of which was financed by or otherwise secures such indebtedness, or the proceeds of any sale or lease of such property or both, and (c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such person or its subsidiaries in the ordinary course of business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented property. Debt includes all guarantees of such person to the extent the amount of such guarantees is in excess of 50% of the Shareholder's Equity of such person.

        "Lien" means any interest in Property securing an obligation owed to, or a claim by, a person other than the owner of the Property, whether such interest is based on the common law, statute or contract (but excluding a landlord's statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Indentures, Boeing Capital or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

        "Original Issue Discount Security" means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Senior Indebtedness" means all of the indebtedness of, or guaranteed by, Boeing Capital for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute Senior Indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of Boeing Capital.

        "Shareholder's Equity" of any person means the shareholder's equity appearing on the balance sheet of such person as determined under accounting principles generally accepted in the United States of America.

        "Subordinated Indebtedness" means the Subordinated Securities and all other indebtedness of, or guaranteed by, Boeing Capital whether or not outstanding on the date of the Subordinated Indenture, which is by the terms thereof made subordinate and junior in right of payment to all Senior Indebtedness.

        "Subsidiary" means any subsidiary of Boeing Capital the voting stock of which is more than 50% owned by Boeing Capital.

Limitation upon Liens

        The Indentures provide that we will not, and will not permit any Subsidiary to, create or permit to continue in existence any Lien or charge of any kind, upon any of our or our Subsidiaries' Property or assets unless the debt securities then outstanding shall be equally and ratably secured (subject, in the case of the Subordinated Securities, to subordination as to rights of payment as provided in the Subordinated Indenture), with any other obligation or indebtedness so secured, except that we or any Subsidiary may:

        (a)  lease or sublease Property to others in the ordinary course of our or such Subsidiary's business or lease or sublease any Property if such Property is not needed by us or any Subsidiary in the operation of our or such Subsidiary's business;

        (b)  create, assume and incur or permit to exist Liens on Property acquired or constructed by us or a Subsidiary to secure the purchase price of such Property (or to secure indebtedness for money borrowed or incurred prior to or within 12 months after the acquisition or construction of any such Property to be subject to such Lien for the purpose of such acquisition or construction), or Liens existing on any such Property at the time of acquisition, whether or not assumed, or any Lien existing on any Property of any person at the time it becomes a subsidiary or is merged or consolidated with Boeing Capital or any Subsidiary or at the time of acquisition of the assets of a person as an entirety or substantially as an entirety by Boeing Capital or any Subsidiary, and any conditional sales agreement or other title retention agreement with respect to any Property hereafter acquired; provided, however, that the aggregate principal amount of the indebtedness secured by all such Liens on any particular Property shall not exceed the cost of such Property, including the improvements thereon, to Boeing Capital or the Subsidiary, and provided, further, that any such Lien does not extend to other Property owned prior to such acquisition or construction or to Property thereafter acquired or constructed;

        (c)  create, assume and incur such Liens that secure indebtedness for borrowed money, including purchase money indebtedness, which are incurred to finance or refinance (irrespective of whether the original acquisition of the Property was with or from money borrowed) the acquisition of Property subject to such Lien and in respect of which the creditor has no recourse against Boeing Capital or the Subsidiary except recourse to such Property or to the proceeds of any sale or lease of such Property or both;

        (d)  create, assume and incur or permit to exist Liens on Property of Boeing Capital or the Subsidiary in favor of the United States of America or any state thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract, or statute relating thereto;

        (e)  make any deposit with or give any form of security to any governmental agency or other body created or approved by law or governmental regulation in order to enable Boeing Capital or the Subsidiary to maintain self-insurance, or to participate in any fund or payment in connection with workmen's compensation, unemployment insurance, old-age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in such arrangements, or for any other purpose at any time required by law or regulation promulgated by any government agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of Boeing Capital or the Subsidiary with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Boeing Capital or the Subsidiary from any judgment or decree against it, or in connection with any other proceedings in actions at law or suits in equity by or against Boeing Capital or the Subsidiary;

        (f)    incur or suffer to be incurred or to exist upon any of its Property or assets (i) Liens for taxes, assessments or other governmental charges or levies which are not yet due or payable without penalty or of which amount, applicability or validity is being contested by Boeing Capital or the Subsidiary in good faith by appropriate proceedings and Boeing Capital or the Subsidiary shall have set aside on its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by accounting principles generally accepted in the United States of America), provided, that foreclosure, distraint, sale or similar proceedings (other than those that may be and are cured by payment) have not been commenced, (ii) the Liens of any judgment and other similar Liens arising in connection with court proceedings, provided such Lien is discharged or the execution or other enforcement of such Lien is effectively stayed within six months of the creation of such Lien,

(iii) undetermined Liens or charges incident to construction, (iv) materialmen's, mechanics', workmen's, repairmen's, landlords' liens for rent or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by Boeing Capital or the Subsidiary in good faith by appropriate proceedings, or deposits to obtain the release of such Liens or (v) any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Boeing Capital in the operation of its business or the value of such property for the purpose of such business;

        (g)  create or suffer to be created or to exist in favor of any lender of moneys or holder of commercial paper of Boeing Capital or any Subsidiary in the ordinary course of business a banker's lien or right of offset in the holder of such indebtedness on moneys of Boeing Capital or any Subsidiary deposited with such lender or holder in the ordinary course of business;

        (h)  create, assume and incur Liens that relate solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and secures indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided, further, that no such Lien shall constitute a general lien or mortgage on substantially all the tangible assets of Boeing Capital;

        (i)    refund, replace or extend any Lien permitted by the Indentures for amounts not exceeding the principal amount of indebtedness so refunded or extended at the time of the refunding or extension thereof, and covering only the same Property theretofore securing the same;

        (j)    deposit or pledge assets as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business;

        (k)  permit to exist any Lien existing on the date of the Indentures;

        (l)    create, assume and incur or permit to exist any Lien on any aircraft or equipment held by Boeing Capital or any Subsidiary for lease to third parties, if such Lien secures an obligation in respect of money borrowed which provides that recourse to Boeing Capital or any Subsidiary shall not be had for the payment of such obligation;

        (m)  for the avoidance of doubt, create, incur, or suffer to be created or to exist Liens granted in connection with, or otherwise evidencing, the sale or securitization of accounts, leases, chattel paper, instruments, general intangibles or other financial assets of Boeing Capital or any subsidiary; and

        (n)  in addition to the Liens permitted by clauses (a) through (m) above, secure an aggregate principal amount of indebtedness of Boeing Capital not in excess of 15% of Consolidated Assets.

        Reference is made to the Prospectus Supplement relating to the Securities offered thereby for information with respect to additional covenants that may be included in the terms of the debt securities.

Merger and Sales of Assets by Boeing Capital

        Boeing Capital may consolidate or merge with or into any other corporation, and Boeing Capital may convey, transfer or lease all or substantially all of its Properties or assets to another person provided that:

        (a)  the corporation formed by such consolidation or into which Boeing Capital is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Boeing Capital substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not Boeing Capital, shall expressly assume, by an indenture supplement, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, (and premium, if any) and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective Indenture on the part of Boeing Capital to be performed or observed;

        (b)  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Boeing Capital or a Subsidiary as a result of such transaction as having been incurred by Boeing Capital or a Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

        (c)  if, as a result of any such consolidation, merger, conveyance, transfer or lease, the properties or assets of Boeing Capital would become subject to a mortgage, pledge, lien, security interests or other encumbrances which would not be permitted by the applicable Indenture, Boeing Capital or such successor corporation or person, as the case may be, shall take such steps as shall be necessary to effectively secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

        (d)  Boeing Capital has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not Boeing Capital), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective Indentures and that all conditions precedent therein provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

        The following events, with respect to the debt securities of a series are defined in the Indentures as "events of default":

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  the non-payment of any interest on the debt securities of that series extending 30 days beyond the date such interest payment became due and whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination";
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  non-payment of any principal of (or premium, if any, on) the debt securities of the applicable series as such payments become due whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination";

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  default in the deposit of any sinking fund payment on the debt securities of that series when and as due, whether or not, in the case of the Subordinated Securities, such payment is prohibited by the Subordination provisions referred to below under "Subordination";
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  default in the performance of any other covenant or warranty of Boeing Capital in the respective Indenture which remains unremedied for a period of 60 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the Trustee;
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  an event of default, as defined in any mortgage, indenture or instrument evidencing any indebtedness of Boeing Capital for money borrowed (including other series of debt securities) in excess of $35,000,000 aggregate principal amount then outstanding (except that such dollar amount shall not apply with respect to a default with respect to debt securities of any series outstanding), as a result of which such indebtedness of Boeing Capital shall have been accelerated and such acceleration shall not have been annulled or rescinded, or there having been deposited in trust a sum of money sufficient to discharge in full such indebtedness, within a period of 20 days after written notice thereof;
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  certain events of bankruptcy, insolvency or reorganization; or
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  any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

        Reference is made to the Prospectus Supplement relating to any series of offered debt securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due upon acceleration upon the occurrence of an event of default and its continuation.

        The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and is continuing, to give to the holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holder of the debt securities of such series.

        If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately; provided, however, that in certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

        The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

        In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any coupons appertaining thereto, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred (2) in respect of a covenant or provision in the Indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

        We are required to file annually with the Trustee a certificate as to the absence of defaults under each Indenture.

        The occurrence of an event of default under an Indenture may give rise to a cross-default under other series of debt securities issued under such Indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

        Except as otherwise provided in the Indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security registers maintained by the Trustee.

Modification of the Indentures

        Modification and amendment of the Indentures may be made by us and the Trustee without the consent of any holder, for any of these purposes:

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  to evidence the succession of another corporation to Boeing Capital;
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  to add to the covenants of Boeing Capital for the benefit of the holders of all or any series of debt securities or to surrender any right or power therein conferred upon Boeing Capital;
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  to add additional events of default;
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  to change any provision of the Indentures to facilitate the issuance of bearer securities;
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  to change or eliminate any provision of any Indenture, provided no debt security outstanding of any series is entitled to the benefit of such provision;
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  to secure the debt securities;
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  to establish the form or terms of unissued debt securities;
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  to provide for the acceptance of appointment by a successor trustee; or
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  to cure any ambiguity, defect or inconsistency in either Indenture or both of them provided such action does not adversely affect the interests of holders of debt securities.

        Modification and amendment of the Indentures may be made by us and the Trustee with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of an affected series; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

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  change the stated maturity date or the principal of, premium, if any, or any installment of interest (or any additional amount) on, any such debt security;
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  reduce the principal amount or rate of interest thereon;
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  change the redemption price, if applicable;
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  change the place or currency of payment of principal of or premium, if any, or interest on any debt security;
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  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;
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  reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective Indentures;
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  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority;
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  change any obligation of Boeing Capital to maintain an office or transfer agency; or
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  with respect to the Senior Securities, reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof.

Discharge and Defeasance

        Under each of the Indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer's certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

        Each Indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") upon the irrevocable deposit by us with the Trustee, in trust, of an amount of money or U.S. Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which we are a party or by which we are bound, (ii) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) we have delivered to the Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture.

        "U.S. Government Obligations" means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

        The indebtedness evidenced by the Subordinated Securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the Subordinated Securities are subordinated in right of payment to the prior payment in full of Senior Indebtedness and, unless specifically designated as ranking junior to other subordinated debt securities of Boeing Capital, rank equally with all other subordinated debt securities of Boeing Capital which have not been specifically designated as ranking junior to other subordinated debt securities of Boeing Capital. We have not issued any subordinated debt ranking junior to the Subordinated Securities but we reserve the right to issue such junior subordinated debt.

        If we default in the payment of any Senior Indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the Subordinated Securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the Subordinated Securities.

        If any other event of default occurs with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any Subordinated Securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the Subordinated Securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of Senior Indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such Senior Indebtedness has been transmitted to us in respect of such default.

        In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to Boeing Capital, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of Boeing Capital, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (iii) any assignment by Boeing Capital for the benefit of creditors; or (iv) any other marshalling of the assets of Boeing Capital, all Senior Indebtedness shall first be paid in full before any payment or distribution shall be made to any holder of Subordinated Securities.

        If any such payment or distribution to be paid to the holders of Senior Indebtedness shall be made to any holder of Subordinated Securities in contravention of the foregoing and before all of the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid.

        Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of Senior Indebtedness then outstanding. Upon payment in full of all Senior Indebtedness, the holders of Subordinated Securities shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Boeing Capital and its creditors (other than the holders of Senior Indebtedness), on the one hand, and the holders of the Subordinated Securities, on the other hand, be deemed to be a payment by Boeing Capital on account of Senior Indebtedness and not on account of the Subordinated Securities.

HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES

Method of Distribution

        We may sell the debt securities to or through underwriters, to be designated from time to time, and we also may sell debt securities directly to investors or through agents or broker-dealers. In addition, we may authorize agents of Boeing Capital to solicit and receive offers from certain institutions to purchase the debt securities. Any distributor to whom or through whom we will sell debt securities will be named in the applicable Prospectus Supplement. Each Prospectus Supplement will detail the method of distribution for the debt securities offered in connection with such Prospectus Supplement.

Pricing

        The debt securities may be sold from time to time in one or more transactions at:

  •
  a fixed price or prices, subject to change;
  •
  market prices prevailing at the time of sale;
  •
  prices relating to prevailing market prices; or
  •
  negotiated prices.

        We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this Prospectus.

Compensation to Distributors of the Debt Securities

        We or purchasers of debt securities through agents or underwriters may pay compensation to the distributors of the debt securities. Such compensation may be discounts, concessions or commissions. This compensation, as well as profit received by distributors in connection with the resale of debt securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Each Prospectus Supplement will describe any distributor receiving compensation from us deemed to be "underwriting discounts and commissions" under the Securities Act of 1933 and the compensation received by the distributor.

Indemnification of Distributors of the Debt Securities

        We may enter into agreements with distributors of the debt securities to indemnify them against, and contribute toward, certain liabilities, including liabilities under the Securities Act of 1933.

Bearer Debt Securities

        Each distributor of debt securities which are issuable as bearer debt securities will agree not to offer, sell or deliver, in any manner, bearer debt securities in the United States or to United States persons in connection with the original issuance of the debt securities.

Other Information

        Some distributors of the debt securities or affiliates of such persons may perform services for Boeing Capital or engage in transactions with Boeing Capital in the ordinary course of business. In connection with the distribution of the debt securities, Boeing Capital may enter into swap or other hedging transactions with, or arranged by, distributors of the debt securities or affiliates of such persons. These distributors or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL OPINIONS REGARDING THE VALIDITY OF THE DEBT SECURITIES

        Michael C. Draffin, Vice President and Secretary of Boeing Capital, H. David Heumann, Assistant General Counsel and Assistant Secretary of Boeing Capital, Ashok K. Tripathi, Counsel of Boeing Capital, or Charlotte L. Bischel, Counsel of Boeing Capital, will pass upon the validity of the debt securities for Boeing Capital. Sidley Austin Brown & Wood LLP, New York, New York will pass upon the validity of the debt securities for the underwriters and agents. Mr. Draffin, Mr. Heumann, Mr. Tripathi or Ms. Bischel may rely, as to all matters governed by New York law, on the opinion of Sidley Austin Brown & Wood LLP.

EXPERTS

        The financial statements incorporated in this Prospectus by reference from Boeing Capital's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

QuickLinks

Prospectus Supplement
Prospectus
SUMMARY
Table of Contents
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
DESCRIPTION OF OUR BUSINESS AND OUR COMPANY
GENERAL INFORMATION ABOUT BOEING CAPITAL
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE DEBT SECURITIES
HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES
LEGAL OPINIONS REGARDING THE VALIDITY OF THE DEBT SECURITIES
EXPERTS